SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (the Agreement ) is made and entered into this June 01, 2015 (the Effective Date ) by and between ralliBox, Inc., located at 547 22ND ST, OGDEN, Utah 84403 (the Company ) and Netherin Enterprises, LLC, located at 547 22ND ST, OGDEN, Utah 84403 (the Subscriber ).
RECITALS
WHEREAS the Subscriber wishes to subscribe for 12,000,000 shares (the Shares ) of the capital stock of ralliBox, Inc. at the subscription price of $0.50 Dollars per share.
WHEREAS the Subscriber hereby acknowledges that the Company is relying upon the accuracy and completeness of the representations in this Agreement in complying with its obligations under applicable federal and state securities laws.
WHEREAS it is the intention of the parties to the Agreement that this subscription will be made pursuant to appropriate exemptions (the Exemption ) from the registration and prospectus or equivalent requirements of all rules, policies, notices, orders, and legislation of any kind (collectively the Securities Rules ) of all jurisdictions applicable to this subscription;
NOW THEREFORE, for the reasons set forth above, and in consideration of the foregoing and of the mutual promises and covenants of the Company and Subscriber contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Subscriber agree as follows:
I. REPRESENTATIONS AND WARRANTIES
The Subscriber represents and warrants to the Company, and acknowledges that the Company is relying on these representations and warranties to, among other things, ensure that it is complying with all of the applicable Securities Rules, that:
i. The Subscriber is aware of the degree of risk associated with the purchase of the Shares of the Company;
ii. The Subscriber is fully aware and understands that at any time the Company may operate at a loss rather than a profit, and may do so for an unforeseeable amount of time;
iii. The Subscriber has the financial means to meet all of the obligations contemplated herein;
iv. The Subscriber has read and fully understands the terms, conditions and effect of this Agreement, and all other documents in connection therewith; 02
v. The Subscriber hereby confirms that he/she has reviewed or had the opportunity to review, all documents, records, and books pertaining to the investment in the Company;
vi. The Subscriber has in depth knowledge and experience in financial and business matters pertaining to the subject matter contained in this Agreement and is capable of evaluation the risks of any investment in the Company;
vii. The offer to sell Shares was communicated to the Subscriber by the Company in such a manner that the Subscriber was able to ask questions of and receive answers from the Company concerning the terms and conditions of this transaction and that at no time was Subscriber presented with or solicited by any brochure, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of advertising or general solicitation;
viii. The Subscriber has determined that the purchase of the Shares is a suitable investment;
ix. The Shares for which the Subscriber hereby subscribes are being acquired solely for the Subscribers own account, for investment purposes; and the Subscriber agrees that he/she will not sell or otherwise transfer the Shares unless the Shares are registered under the Act and qualified under applicable state securities laws or unless, in the opinion of the Company, and exemption from the registration requirements of the Act and such law is available;
x. The Subscriber has been advised to consult with the Subscribers own attorney regarding legal matters concerning an investment in the Company and has done so to the extent the Subscriber deems necessary.
II. INDEMNIFICATION
The Subscriber hereby agrees to indemnify and hold harmless the Company and any of its officers, directors, shareholders, employees, agents or affiliates (collectively the Indemnified Parties and individually an Indemnified Party ) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against losses, liabilities and expenses of each Indemnified Party (including attorneys fees, judgments, fines and amounts paid in settlement, payable as incurred) incurred by such person or entity in connection with such action, arbitration, suit or proceeding, by reason of or arising from (i) any misrepresentation or misstatement of facts or omission to represent or state facts made by the Subscriber, including, without limitation, the information in this Agreement, or (ii) litigation or other proceeding brought by the Subscriber against one or more Indemnified Party in which the Indemnified Party is the prevailing party.
III. PURCHASE BY AN ENTITY
The Subscriber is an entity (the Entity ) and the person authorized to sign on behalf of such Entity is a duly appointed agent or representative of the Entity and hereby warrants, that:
i. Such Entity is an existing entity, and has not been organized or reorganized for the purpose of making this investment;
ii. The Entity is in good standing in the applicable jurisdiction and that the Subscriber has the authority to execute this Agreement and any other documents in connection with investment in the Shares on the Entity s behalf;
iii. The Entity has the power, right, and authority to invest in the Shares and enter into transactions contemplated herein, and the investment is suitable and appropriate for the Entity and its shareholders and beneficiaries;
iv. Any and all documents entered into and executed by the entity in connection with the Company are valid and binding documents of the Entity enforceable in accordance with their terms.
IV. MISCELLANEOUS
i. All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the Company at its registered head office address and to the undersigned set forth on the signature page hereof; or by electronic communication.
ii. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah and, to the extent it involves any United States statute, in accordance with the laws of the United States.
iii. This Agreement constitutes the entire agreement between the Company and the Subscriber with respect to the subject matter hereof and supersedes any prior or contemporaneous understanding, representations, warranties or agreements, whether oral or written.

IN WITNESS WHEREOF, the parties have caused this Subscription
 Agreement dated June 01, 2015 between ralliBox, Inc. and Netherin Enterprises, LLC to be executed as of June 01, 2015
By: _____________________________ Signature of Subscriber
David Kneusel, Managing Member Netherin Enterprises, LLC
By: _____________________________ Signature of Company
David Kneusel, President ralliBox, Inc.